UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event report) December 20, 2005
FIRST SECURITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

KENTUCKY	000-49781	61-1364206
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

318 EAST MAIN STREET
LEXINGTON, KY 40507
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (859) 367-3700

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 20, 2005, the Board of Directors of First Security Bancorp, Inc. (the “Company”) approved the immediate acceleration and vesting of all outstanding stock options issued under First Security Bancorp, Inc. Stock Award Plan (amended and restated as of March 18, 2003) as well as those stock options issued to R. Douglas Hutcherson, the Company’s President and Chief Executive Officer, pursuant to the terms of his Employment Agreement, dated December 1, 2003, as amended, among Mr. Hutcherson, the Company and First Security Bank of Lexington, Inc. The terms of the Company’s Stock Award Plan, which also governs the options issued to Mr. Hutcherson, permit the Board of Directors to accelerate the vesting of options issued under the Stock Award Plan. Of the options to purchase a total of 12,800 shares of common stock of the Company that were outstanding under the Company’s Stock Award Plan, options to purchase only 3,160 shares were vested and exercisable prior to the acceleration. Similarly, of the options to purchase a total of 20,000 shares of common stock of the Company held by R. Douglas Hutcherson, options to purchase only 8,000 shares were vested and exercisable prior to the acceleration. As a result of the acceleration, all of the outstanding options to purchase shares of stock of the Company issued under the Company’s Stock Award Plan (options to purchase 12,800 shares in total) or held by R. Douglas Hutcherson (options to purchase 20,000 shares in total) are now fully vested and immediately exercisable by the holders of such options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SECURITY BANCORP, INC.
Registrant
Date: December 27, 2005

By: /s/ R. Douglas Hutcherson
R. Douglas Hutcherson , President and CEO